ELEMENTS


Discover ELEMENTS
Exchange-Traded Notes
Building blocks for your investment portfolio
EURO

## About ELEMENTS

- ELEMENTS are
- Benefits & Risks of ELEMENTS
- ELEMENTS vs. Comparable Products
- ELEMENTS Tax Information
- How to Trade ELEMENTS
- Press Releases
- Webcasts & Webinars

## Featured ELEMENTS Products


Approach Commodities for the long-term with
a Long/Short Strategy: **S&P CTI ELEMENTS**

## About ELEMENTS

- ELEMENTS are
- Benefits & Risks of ELEMENTS
- ELEMENTS vs. Comparable Products
- ELEMENTS Tax Information
- How to Trade ELEMENTS
- Press Releases
- Webcasts & Webinars
- Prospectuses

## Featured ELEMENTS Products


Approach Commodities for the long-term with a Long/Short Strategy: S&P CTI ELEMENTS

See All Products

## ELEMENTS[SM] Linked to the S&P Commodity Trends Indicator - Total Return (LSC)

ELEMENTS are exchange-traded notes designed to track the return of a specific underlying market measure. ELEMENTS provide convenient access to markets and strategies that may not be readily available to individual investors. After their initial offering, ELEMENTS can be bought and sold through a broker or financial advisor on a U.S. securities exchange.

with short sales, an investor risks paying more for a security than the amount received from its sale.

### Components

Please find below the June 2008 long/short positioning of the Index sectors as well as the long/short positioning of the prior month. Generally, each sector is set long or short on a monthly basis. Energy is set either long or flat (zero weight), and is never short. For softs, each component is set long or short on an individual basis, rather than a sector basis. Please see the prospectus for additional information on the long/short positioning of the Index sectors.

| Sector | Previous Position | Current Position | Weight* |
|---|---|---|---|
| Energy | Long | Long | 37.50% |
| Grains | Short | Short | 23.00% |
| Industrial Metals | Long | Short | 10.00% |
| Precious Metals | Short | Short | 10.50% |
| Livestock | Short | Long | 10.00% |
| Softs (by Commodity) | | | |
| Cocoa | Long | Long | 2.00% |
| Coffee | Short | Short | 3.00% |
| Cotton | Short | Short | 2.00% |
| Sugar | Short | Short | 2.00% |

* This represents the sector (or in the case of softs, component) weighting as of the June 2008 rebalancing. Weights will fluctuate between monthly rebalancing